 Exhibit 3(ii)
Amendment to Bylaws of

Z Trim Holdings, Inc.

(Adopted October 31, 2007)

Section 3.2 of the Bylaws of Z Trim Holdings, Inc. is hereby amended and restated in its entirety as follows:

SECTION 3.2.                                Number, Tenure, Nominations and Qualifications.

(a)           The number of directors of the corporation shall be eight.  Each director shall hold office until the next annual meeting of shareholders or, thereafter, until his successor shall have been elected and qualified.  Directors need not be residents of Illinois or shareholders of the corporation.  The number of directors may be increased or decreased from time to time by the amendment of this section, but no decrease shall have the effect of shortening the term of any incumbent director.  A director may resign at any time by giving written notice to the board of directors, its chairman, or to the president or secretary of the corporation.  A resignation is effective when the notice is given unless the notice specifies a future date.  The pending vacancy may be filled before the effective date, but the successor shall not take office until the effective date.

(b)           The independent directors of the corporation are responsible for identifying candidates for director nominees through recommendations solicited from other directors, the Company’s Chairman, Chief Executive Officer or other executive officers, through the use of search firms or other advisors, through recommendations submitted by shareholders pursuant to the procedures set forth in Section 3.2(e) below, or through such other methods as the independent directors deem to be helpful.

(c)           Once candidates have been identified, the independent directors shall confirm that the candidates meet all of the independence requirements and minimum qualifications for director nominees, set forth in Section 3.2(f) below, as well as any other criteria set forth in Section 3.2(f) below that the independent directors consider relevant. The independent directors may gather information about candidates through interviews, background checks or any other means that the independent directors deem to be helpful in, and appropriate to, the evaluation process. The independent directors shall then meet to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board. There shall be no difference in the manner by which the independent directors evaluate director nominees, whether nominated by the board or by a shareholder.

(d)           Based on the results of the evaluation process, the independent directors shall recommend to the board the candidates it has identified and which it has, through its evaluation process, determined to be qualified for serving on the board.

(e)           The independent directors will consider candidates for director nominees who are recommended by shareholders of the corporation. Shareholders, in submitting recommendations to the independent directors for director candidates, shall follow the following procedures:

(i)           The independent directors must receive any such recommendation for nomination by a date not later than the close of business on the 120th calendar day prior to the calendar date the Company’s proxy statement was filed with the Securities and Exchange Commission in connection with the previous year’s annual meeting of shareholders or special meeting in lieu of annual meeting of shareholders; provided, however, that with respect to the corporation’s 2007 annual meeting of shareholders, the independent directors must receive any such recommendation for nomination by a date not later than the close of business on the 20th calendar day prior to the date of the annual meeting of shareholders, and with respect to the corporation’s 2008 annual meeting of shareholders, the independent directors must receive any such recommendation for nomination by April 30, 2008.

(ii)           Such recommendation for nomination shall be in writing and shall include the following information: (A) name of the shareholder, whether an entity or an individual, making the recommendation; (B) a written statement disclosing such shareholder’s beneficial ownership of the corporation’s securities; (C) name of the individual recommended for consideration as a director nominee; (D) a written statement from the shareholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director; (E) a written statement from the shareholder making the recommendation stating how the recommended candidate meets the independence requirements established by the American Stock Exchange or any other exchange upon which the securities of the corporation are traded; (F) a written statement disclosing the recommended candidate’s beneficial ownership of the corporation’s securities; (G) a written statement disclosing relationships between the recommended candidate and the corporation which may constitute a conflict of interest; and (H) a written statement by the recommended candidate that the candidate is willing and able to serve on the board.

(iii)           Nominations may be communicated to the independent directors via U.S. Mail or courier service to the corporation’s primary place of business, attention “Independent Directors”.

(iv)           Once the independent directors receive any recommendation for a director nominee, the recommended director nominee shall be evaluated by the independent directors and, if appropriate, may be recommended to the board.

(f)           The corporation seeks directors who possess high standards of personal and professional integrity, and have demonstrated business judgment as well as other qualifications and skills described in this Section 3.2(f). The corporation believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. The independent directors will consider these and other qualifications, skills and attributes when recommending candidates for the board’s selection as nominees for the board. In addition, the board will consider such qualifications, skills and attributes when considering whether to include any particular candidate in the board’s slate of recommended director nominees. Specific weights to particular criteria are not assigned and no particular criterion is a prerequisite for each prospective nominee. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, disability or any other basis proscribed by law and the board shall consider the value of diversity of the board.

(i)           The composition of the board shall meet the independence requirements promulgated by the American Stock Exchange or any other exchange upon which the securities of the corporation are traded.

(ii)           The corporation requires its directors to possess certain minimum qualifications, including the following:

(A)           Adequate Experience. Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the corporation and should be willing and able to contribute positively to the decision-making process of the corporation.

(B)           No Conflicts of Interest. Nominees must be free from any relationship that, in the opinion of the board, would interfere with, or have the appearance of interfering with, the exercise of his or her independent judgment as a member of the board, including any conflicts of interest stemming from his or her institutional or other affiliations, and candidates should be able to act in the interests of all shareholders.

(C)           No Prior Bad Acts.  Nominees shall not have been convicted of any criminal offense or been subject to any adverse civil judgment in any jurisdiction involving financial crimes, acts involving monies or breach of trust, moral turpitude, misfeasance or malfeasance, or been convicted in any jurisdiction of a crime that is a felony, or been deemed by the board to have violated company policy.

(iii)           The corporation also considers the following qualities and skills in its selection of directors: (A) knowledge of the corporation’s business and industry; (B) prior education; (C) demonstrated ability to exercise sound business judgment; (D) reputation for integrity and high moral and ethical character; (E) potential to contribute to the diversity of viewpoints, backgrounds, or experiences of the board as a whole; and (F) diligence and dedication to the success of the corporation.

(g)           For candidates who are incumbent directors, the re-nomination of such directors should not be viewed as automatic but should be based on continuing qualification under the criteria set forth above.